Exhibit 99.1

Greenpro Signs Agreement to Acquire part of Millennium Sapphire

Hong Kong, May 27, 2020 (ACCESSWIRE) – Greenpro Capital Corp. (Nasdaq: GRNQ) today announced that it has signed a Sale and Purchase Agreement to acquire 4% of the Millennium Sapphire for US$4 million, to be owned by its wholly owned Wyoming subsidiary, Millennium Fine Arts, Inc (“MFAI”). The acquisition will be paid via the issuance of 4.44 million GRNQ restricted shares valued at $0.90 per share.

The two parties have 30 days to complete the acquisition. GRNQ is currently negotiating to buy the remaining 96% interest in the Millennium Sapphire into MFAI.

About the Millennium Sapphire

The Millennium Sapphire is widely considered an icon in world of art and gems. It is one of the most documented gemstones of modern times. Since its discovery in Madagascar in 1995, this remarkable blue gem has appeared on CNN, BBC, NBC, FOX and numerous other television networks around the world. It has been written about in virtually every major newspaper and has been the subject of articles published in dozens of magazines, such as Forbes and others.

Independent gemological laboratory reports on the Millennium Sapphire include The Gemological Institute of America (GIA), Gubelin Gemological Laboratory, Switzerland, and the Asian Institute of Gemological Sciences (AIGS), Thailand. Additionally, the Millennium Sapphire was recognized in 2001 in the Guinness Book of records as the largest carved sapphire in the world at 61,500 carats.

World renowned gemologists have commented extensively on the Millennium Sapphire. “This crystal is the largest single piece of gem quality sapphire that I know of. It is very rare to see such a large piece of such good color,” said Marcus McCallum, FGA, London. Garry Du Toit, now with the GIA, Bangkok said, “It is definitely gem grade sapphire, a fine gem blue color. Other famous blue sapphires can not compare in terms of size, weight and quite possibly color”. And finally, Christian Dunaigre, formerly with the Gubelin Gemological Laboratory, Switzerland said, “This sapphire is everyone’s dream”.

In their report of 13 November 2000, Gubelin staff members Christopher P. Smith and Nicole Surdez commented: The Millennium Sapphire was an “ornately carved gem” and a “striking art object”.

The Millennium Sapphire was a multi-year design and carving project directed by Italian artist and designer Alessio Boschi. Boschi’s designs have been widely published and his art displayed in internationally respected venues such as the Metropolitan Museum of Art, New York, and he has won several international jewelry design competitions in Hong Kong, New York, Beijing, Madrid and London, including awards sponsored by Chopard and Charles Perroud S.A.

Boschi’s inspiration for the Millennium Sapphire was to sculpt a tribute to the creative genius of humanity. Starting from a base of human figures supporting the four doors of air, water, earth and fire, the sapphire takes us on an upward winding spiral helix through history depicting over 134 figures representing the high points of man’s achievements over the last 5000 years including the Pyramids of Giza, Confucius, Archimedes, the Great Wall of China, Julius Caesar, Mayan hieroglyphic writing, Leonardo da Vinci, Christopher Columbus, Michelangelo, Galileo, Newton, Bach, Mozart, Beethoven, Benjamin Franklin, Pasteur, Monet, Edison, Einstein, Charlie Chaplin, Louis Armstrong, Gandhi, Neil Armstrong, Mother Teresa and a host of others.

The Sapphire Sea, by John Robinson, a fictional novel, published in November 2003 was inspired by the discovery of the then unnamed Millennium Sapphire.

About the Millennium Sapphire business

GRNQ plans to take the Millennium Sapphire on a world tour of museums around the world as well as to develop documentaries and include it in the plots of feature films. CEO, CK Lee said, “We will develop the business and cash flows of the Millennium Sapphire through branding and licensing along with royalties and ticket sales through major museums worldwide. We are negotiating to acquire an art gallery business right now and we will retain some of the top art and promotions experts globally to develop and manage this amazing art treasure.”

About Greenpro Capital Corp.

Headquartered in Hong Kong with strategic offices across Asia, Greenpro Capital Corp. (Nasdaq: GRNQ) is a multinational conglomerate with a diversified business portfolio comprising finance, technology, banking, CryptoSx for STOs, health and wellness, fine art, etc. With 30 years of experience in various industries, Greenpro has been assisting and supporting businesses and High-Net-Worth-Individuals to capitalize and securitize their value on a global scale through the provision of cross-border business solutions and accounting outsourcing services to small and medium-size businesses located in Asia. The comprehensive range of cross-border business services include, but are not limited to, trust and wealth management, listing advisory services, transaction services, cross-border business solutions, record management services, accounting outsourcing services and tax advisory services. We also operate venture capital businesses, including a business incubator for start-up and high growth companies, covering finance, technology, FinTech, and health and wellness. For further information regarding the Company, please visit http://www.greenprocapital.com.

Forward-Looking Statements

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company’s financial position and business strategy. The words or phrases “plans,” “would be,” “will allow,” “intends to,” “may result,” “are expected to,” “will continue,” “anticipates,” “expects,” “estimate,” “project,” “indicate,” “could,” “potentially,” “should,” “believe,” “think,” “considers” or similar expressions are intended to identify “forward-looking statements.” These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

GRNQ has 54 million shares issued with 4.88 million shares in the float.

Gilbert Loke, CFO, director

Greenpro Capital Corp.

Email: ir.hk@greenprocapital.com

Phone: +852-3111 7718

Contact Dennis Burns. Investor Relations.

Tel (567) 237-4132

dburns@nvestrain.com

For more information on the Millennium Sapphire please visit:

www.millenniumsapphire.com

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